Exhibit 3
EXECUTION VERSION
SHAREHOLDERS AGREEMENT
This SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2009 by and among, (a) Mr. Yang Senshan (“Mr. Yang”), (b) Ms. Liu Minhua (“Ms. Liu”), (c) Mr. Liu Junhua, (“Mr. Liu,” together with Mr. Yang and Ms. Liu, the “Executive Shareholders”) and (d) OEP CHME Holdings, LLC, a Delaware limited liability company (“OEP”).
WITNESSETH
WHEREAS, Mr. Yang holds 3,265,000 common shares of China Medicine Corporation, a Nevada corporation (the “Company”), par value $0.0001 per share (the “Common Shares”) representing 21.1% of the total issued and outstanding Common Shares;
WHEREAS, Ms. Liu holds 2,612,000 Common Shares of the Company, representing 16.9% of the total issued and outstanding Common Shares;
WHEREAS, Mr. Liu holds 653,000 Common Shares of the Company, representing 4.2% of the total issued and outstanding Common Shares;
WHEREAS, OEP entered into a Stock Subscription Agreement (the “SSA”) with the Company dated the date hereof, pursuant to which the Company agreed to issue and sell, and OEP agreed to purchase 4,000,000 Common Shares and 1,920,000 Redeemable Convertible Preferred Shares from the Company pursuant to the terms and conditions set forth therein; and
WHEREAS, on the Closing Date (as defined in the SSA), OEP and the Executive Shareholders shall, together, hold 29,730,000 Common Shares on a Fully Diluted Basis, equal to the sum of 6,530,000 Common Shares owned by the Executive Shareholders, 4,000,000 Common Shares initially purchased by OEP and 19,200,000 Common Shares into which the 1,920,000 Redeemable Convertible Preferred Shares purchased by it are initially convertible. The 29,730,000 Common Shares on a Fully Diluted Basis shall account for 76.5% of the total issued and outstanding Common Shares at the Closing.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1 Definitions. The following terms used in this Agreement shall have the meanings set forth below. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth in the SSA:
“Direct Competitor” means any of the Persons set forth on Annex B.
“Independent Director” means an individual who satisfies the independence requirements of Nasdaq Global Select Market and the New York Stock Exchange, and is not an Affiliate, partner, director, officer or employee of a party hereto or an Affiliate of any party hereto or a relative of any of the foregoing.

“Permitted Transferee” of an Executive Shareholder means (A) such Executive Shareholder’s spouse, lineal descendants, siblings, ancestors (in each case, natural or adopted), any trust formed solely for the benefit of any of the foregoing or any corporation, partnership, limited liability company or other legal entity in which the beneficial owner of all of the equity interest of such entity consist solely of such Executive Shareholder and/or the foregoing, provided however, that such transferee shall be subject to the same transfer restrictions applicable to the Executive Shareholder transferring such Equity Securities and the transfer of such legal entity shall be subject to the same restrictions applicable to the transfer of Equity Securities, and (B) such Executive Shareholder’s heirs, executors, administrators or personal representatives upon the death, incompetency or disability of such Executive Shareholder for purposes of the protection and management of his or her assets or by operation of law, provided however, that such transferee shall be subject to the same transfer restrictions applicable to the Executive Shareholder with respect to the transfer of Equity Securities; “Permitted Transferee” of OEP means any other Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, OEP. For the purposes of this definition, “control” means the power to direct the management and policies of OEP, directly or indirectly, whether through the ownership of voting securities or through representation on the board of directors of OEP or other management committee or group or otherwise.
“Transfer” means the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other beneficial interest in any Equity Securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to Equity Securities.
“Yang Director” means a member of the Board of Directors nominated by Mr. Yang.
Section 1.2 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3 Terms defined elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Term	Location	Page

Agreement	Preamble	1
Common Shares	Preamble	1
Company	Preamble	1
Company Sale	Annex A	A-6
Co-Sale Right	Section 2.6(a)	6
Deferral Option	Section 3.1(b)	9
Drag-Along Notice	Section 2.7(a)	7
Drag-Along Securities	Section 2.7(a)	7
Drag-Along Sellers	Section 2.7(a)	7
Drag-Along Transferee	Section 2.7(a)	7
Executive Shareholders	Preamble	1
Indemnified Person	Annex A	A-6
Joinder	Section 2.3	4
Migration	Annex A	A-6
Mr. Liu	Preamble	1
Mr. Yang	Preamble	1
Ms. Liu	Preamble	1
Non-Selling Parties	Section 2.4(a)	4
Non-Transferor	Section 2.5(a)	5
OEP	Preamble	1
OEP Director	Section 3.1(a)	8
Price Notice	Section 2.4(b)	4
Proposed Contract	Section 2.4(d)	5
Proposed Transferee	Section 2.4(d)	5
Representatives	Annex A	A-2
Right of First Offer Exercise Period	Section 2.4(a)	4
Right of First Offer Notice	Section 2.4(a)	4
Right of First Offer Shares	Section 2.4(a)	4
Right of First Refusal Exercise Notice	Section 2.5(b)	6
Right of First Refusal Exercise Period	Section 2.5(b)	5
Right of First Refusal Notice	Section 2.5(a)	5
Right of First Refusal Shares	Section 2.5(a)	5
ROFO Price	Section 2.4(b)	4
ROFR Proposed Transferee	Section 2.5(a)	5
Selling Party	Section 2.4(a)	4
Selling Percentage	Section 2.6(b)	6
SSA	Preamble	1
Tag-Along Percentage	Section 2.8(a)	8
Tag-Along Right	Section 2.8	8
Termination Notice	Section 3.1(b)	9
Third Party Negotiation Period	Section 2.4(d)	5
Transferor	Section 2.5(a)	5
ARTICLE II.
RESTRICTIONS ON TRANSFERS OF EQUITY SECURITIES
Section 2.1 Restriction on Transfer. For so long as OEP owns at least 10% of the issued and outstanding Common Shares on a Fully Diluted Basis at the time of determination, no Executive Shareholder shall effect a Transfer of any Equity Securities other than (A) with the prior written consent of OEP or (B) to a Permitted Transferee of such Executive Shareholder. Any purported Transfer in violation of this Section 2.1 or any federal or state securities laws shall be null and void and of no force and effect, and the purported transferee shall have no rights or privileges in or with respect to the Company.
Section 2.2 Restrictive Legend. Any physical certificates or other instrument representing any Equity Security held by an Executive Shareholder shall bear the following legend in addition to any other legend required under applicable law:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT DATED AS OF DECEMBER 31, 2009, AS AMENDED FROM TIME TO TIME BY AND AMONG THE SHAREHOLDERS SPECIFIED THEREIN. THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THE SECURITIES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.
A copy of this Agreement shall be filed with the corporate secretary of the Company, kept with the records of the Company and shall be made available for inspection by Permitted Transferees at the principal executive offices of the Company.
Section 2.3 Execution of Joinder. Notwithstanding anything to the contrary herein, no Transfer of Equity Securities (including Transfers to Permitted Transferees) by any Executive Shareholder shall be effective unless and until the transferee (including any Permitted Transferee) executes a joinder to this Agreement in form and substance satisfactory to OEP (the “Joinder”). Each such transferee (including any Permitted Transferee) shall agree to transfer its Equity Securities to the Executive Shareholder (for the same consideration for which such transferee received such Equity Securities) from whom such Permitted Transferee received such Equity Securities immediately prior to the occurrence of any event which would result in such Person no longer being a Permitted Transferee of such Executive Shareholder. No Transfer shall be effected except in compliance with the registration requirements of the Securities Act or pursuant to an available exemption therefrom.
Section 2.4 Right of First Offer.
(a) If OEP (in such capacity and as used in Section 2.4, Section 2.7 and Section 2.8 only, a “Selling Party”) proposes to Transfer all or some of its Common Shares (the “Right of First Offer Shares”) other than to a Permitted Transferee, the Selling Party shall first deliver to the Executive Shareholders (as used in Section 2.4, Section 2.7 and Section 2.8 only, collectively, the “Non-Selling Parties”) a written notice (the “Right of First Offer Notice”) of such intention. The Right of First Offer Notice shall set forth the number of Right of First Offer Shares being offered to the Non-Selling Parties. The Right of First Offer Notice shall constitute, for a period of thirty (30) days (the “Right of First Offer Exercise Period”) from the date on which it shall have been deemed given, an irrevocable and exclusive offer to sell to the Non-Selling Parties the Right of First Offer Shares.
(b) The Non-Selling Parties may accept the offer to purchase all, but not less than all, of the Right of First Offer Shares being offered in a Right of First Offer Notice by giving notice (an “Price Notice”) to the Selling Party of its offer to purchase all (but not less than all) of the Right of First Offer Shares. Such Price Notice shall specify the maximum price per Right of First Offer Share (“ROFO Price”) at which the Non-Selling Parties are willing to purchase the Right of First Offer Shares. The Price Notice and the ROFO Price set forth therein shall constitute an irrevocable and exclusive offer to purchase from the Selling Party all of the Right of First Offer Shares.
(c) If the Non-Selling Parties shall have delivered a Price Notice to the Selling Party, the Selling Party may (but shall not be required to) accept the offer set forth in the Price Notice. If accepted, the Non-Selling Parties shall pay in cash or immediately available funds for and the Selling Party shall deliver valid title to the Right of First Offer Shares, subject to receipt of any Governmental Requirement.

(d) If the Non-Selling Parties shall have delivered a Price Notice to the Selling Party prior to the end of the Right of First Offer Exercise Period but the Selling Party does not immediately accept the ROFO Price set forth in such Price Notice, the Selling Party may, for a period of ninety (90) days following the expiration of the Right of First Offer Exercise Period (the “Third Party Negotiation Period”), enter into negotiations with a third party purchaser (as used in this Section 2.4 only, a “Proposed Transferee”) for the Transfer of the Right of First Offer Shares; provided the Selling Party shall not enter into any agreement (a “Proposed Contract”) with the Proposed Transferee, unless the price per Right of First Offer Share at which the Selling Party will sell the Right of First Offer Shares is higher than the ROFO Price.
(e) If the Non-Selling Parties shall have failed to deliver a Price Notice to the Selling Party prior to the end of the Right of First Offer Exercise Period, the Selling Party may Transfer the Right of First Offer Shares without any restriction or obligation to the Non-Selling Parties other than the Non-Selling Parties’ rights under Section 2.8 to the extent the Non-Selling Parties shall have exercised their rights thereunder on a timely basis.
(f) At the end of the Third Party Negotiation Period, the Selling Party may (but shall not be required to) accept the offer set forth in the Price Notice, in which event the Non-Selling Parties shall pay in cash or immediately available funds for and the Selling Party shall deliver valid title to the Right of First Offer Shares, subject to any Governmental Requirement.
(g) If the Selling Party does not enter into a Proposed Contract or accept the offer set forth in the Price Notice at the end of the Third Party Negotiation Period, the Selling Party shall not transfer any Common Shares until first complying with the requirements set forth in this Section 2.4(a) through (e).
(h) The foregoing provisions of this Section 2.4 shall not apply to any proposed Transfer of less than 5% of the then total issued and outstanding Common Shares, provided however that a series of related transaction that individually may Transfer less than 5% but in aggregate Transfer more than 5% shall be subject to the foregoing provisions of this Section 2.4.
Section 2.5 Right of First Refusal.
(a) Prior to the Transfer by an Executive Shareholder (in such capacity and as used in Sections 2.5 and 2.6 only, a “Transferor”) of any Equity Securities, (the “Right of First Refusal Shares”) to a purchaser other than a Permitted Transferee (as used in Sections 2.5 and 2.6 only, the “ROFR Proposed Transferee”), the Transferor shall deliver a written notice (a “Right of First Refusal Notice”) to OEP (“Non-Transferor”). The Right of First Refusal Notice shall include the material terms and conditions of such proposed Transfer, including, but not limited to: (1) the name and address of the ROFR Proposed Transferee, (2) the number of Right of First Refusal Shares, (2) the aggregate purchase price, (3) a copy of any written instrument or document from the ROFR Proposed Transferee setting forth the terms and conditions of such proposed Transfer and (4) irrevocably offering to sell the Right of First Refusal Shares to the Non-Transferor on such terms and conditions.

(b) The Non-Transferor shall have the right, for a period of thirty (30) days following the receipt of a Right of First Refusal Notice (the “Right of First Refusal Exercise Period”), to purchase all or some of the Right of First Refusal Shares by delivering written acceptance of the offer set forth in the Right of First Refusal Notice (a “Right of First Refusal Exercise Notice”) to the Transferor during the Right of First Refusal Exercise Period. If the Non-Transferor shall have delivered a Right of First Refusal Exercise Notice to the Transferor, the Non-Transferor shall pay in cash or immediately available funds for and the Transferor shall deliver valid title to the number of Right of First Refusal Shares elected to be purchased in such Right of First Refusal Exercise Notice, subject to any Governmental Requirement.
(c) If the Non-Transferor shall not have delivered a Right of First Refusal Exercise Notice to the Transferor during the Right of First Refusal Exercise Period, the Transferor may, within ninety (90) days after the expiration of the Right of First Refusal Exercise Period, Transfer all, but not less than all, of the Right of First Refusal Shares to the ROFR Proposed Transferee, provided however, that the terms and conditions (including price) of any such sale shall not be on terms more favorable to the ROFR Proposed Transferee than those set forth in the Right of First Refusal Notice. The number of Right of First Refusal Shares to be sold by the Transferor to the ROFR Proposed Transferee shall be subject to adjustment pursuant to Section 2.6 if the Non-Transferor shall have exercised its rights under Section 2.6.
(d) If the Transferor does not Transfer the Right of First Refusal Shares to the ROFR Proposed Transferee within the ninety (90) day period set forth in Section 2.5(c) above, the Transferor shall not transfer any Equity Securities until first complying with the requirements set forth in this Section 2.5(a) through (c).
Section 2.6 Co-Sale Right.
(a) If the Non-Transferor shall not have fully exercised its right under a Right of First Refusal Exercise Notice, the Non-Transferor shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Transferor within fifteen (15) days after the expiration of the Right of First Refusal Exercise Period to participate in a sale of Right of First Refusal Shares by the Transferor. The Co-Sale Right of the Non-Transferor shall be subject to the following terms and conditions:
(b) The Non-Transferor be entitled to participate in a sale of Right of First Refusal Shares by selling or transferring to the ROFR Proposed Transferee up to that number of Common Shares equal to the product of the Selling Percentage (as defined below) and aggregate number of Right of First Refusal Shares set forth in the Right of First Refusal Notice. The “Selling Percentage” shall be determined by dividing (i) the number of Common Shares on a Fully Diluted Basis then owned by the Non-Transferor (directly or indirectly) by (ii) the total number of Common Shares on a Fully Diluted Basis owned (directly or indirectly) by the Transferor and the Non-Transferor.
(c) The Non-Transferor shall effect its participation in the sale as provided for under Section 2.6(b) by promptly delivering to the Transferor for Transfer to the ROFR Proposed Transferee one or more share certificates, properly endorsed for Transfer, which represent the number of Common Shares determined pursuant to Section 2.6(b) against payment in cash or immediately available funds for the purchase price of such Common Shares, subject to any Governmental Requirement.

(d) If any ROFR Proposed Transferee shall object to the Transfer by the Non-Transferor of its Common Shares pursuant to this Section 2.6, the Transferor shall not Transfer to such ROFR Proposed Transferee any Right of First Refusal Shares unless and until, simultaneously with such Transfer, the Transferor shall have purchased from the Non-Transferor for the same consideration and on the same terms and conditions as the proposed Transfer set forth in the Right of First Refusal Notice such number of Common Shares that the Non-Transferor would have been able to Transfer to the ROFR Proposed Transferee in accordance with Section 2.6(b) but for such ROFR Proposed Transferee’s objection.
Section 2.7 Drag-Along Right.
(a) If a Non-Selling Party shall not have fully exercised its right to purchase the Right of Offer Shares pursuant to Section 2.4, the Selling Party shall have the right (but not the obligation) to require all or any of the Non-Selling Parties (the “Drag-Along Sellers”) to Transfer the number of Drag-Along Securities held by such Drag-Along Seller to a purchaser (the “Drag Along Transferee”) contemporaneously with the Transfer of Equity Securities by the Selling Party by delivery of a written notice (a “Drag-Along Notice”) to the Drag-Along Sellers no later than thirty (30) days prior to the closing thereof. The Drag-Along Notice shall set forth: (1) the material terms and conditions of such offer, including the name and address of and the per Drag-Along Security purchase price offered by the Drag-Along Transferee and (2) the anticipated time, date and place of the closing of such Transfer to the Drag-Along Transferee. The number of “Drag-Along Securities” for each Drag-Along Seller shall equal that number determined by multiplying the number of Equity Securities then held by such Drag-Along Seller by the quotient equal to the number of Equity Securities to be Transferred to the Drag-Along Transferee by the Selling Party divided by the number of Equity Securities then held by the Selling Party. At the closing each Drag-Along Seller shall Transfer its Drag-Along Securities on the same terms and conditions applicable to the Equity Securities proposed to be sold by the Selling Party.
(b) Each Drag-Along Seller shall, if requested by the Selling Party, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Selling Party with respect to the Equity Securities that are to be included in the Drag-Along Transfer. The custody agreement and power of attorney will provide, among other things, that such Drag-Along Seller shall deliver to and deposit in custody with the custodian and attorney-in-fact, named therein, a certificate or certificates representing such Equity Securities (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly endorsed stock powers in blank) and irrevocably appoint the custodian and attorney-in-fact as such Drag-Along Seller’s agent and attorney-in-fact with full power to act under a custody agreement and power of attorney on behalf of such Drag-Along Seller with respect to the matters specified therein. Each Drag-Along Seller agrees that it will execute such other agreements as the Selling Party may reasonably request in connection with the consummation of a Drag-Along Transfer and Drag-Along Notice and the transactions contemplated thereby, including, without limitation, any purchase agreement, proxies, written consents in lieu of meetings or waiver of appraisal rights.

Section 2.8 Tag-Along Rights. If the Non-Selling Parties shall not have delivered a Price Notice or the Selling Party shall have not accepted the offer set forth in a Price Notice and Selling Party proposes to sell the Right of First Offer Shares to a Direct Competitor, Selling Party shall furnish to Non-Selling Parties by written notice a summary of the material terms and conditions upon which Selling Party proposes to sell the Right of First Offer Shares to such Director Competitor. The Non-Selling Parties shall have the right (the “Tag-Along Right”), exercisable upon written notice to the Selling Party within fifteen (15) days after the Non-Selling Parties shall have received such summary to participate in a sale of Right of First Offer Shares by the Selling Party. The Tag-Along Right of the Non-Selling Parties shall be subject to the following terms and conditions:
(a) The Non-Selling Parties shall be entitled to participate in a sale of Right of First Offer Shares to a Direct Competitor by selling or transferring to such Direct Competitor up to that number of Common Shares equal to the product of the Tag-Along Percentage (as defined below) and aggregate number of Right of First Offer Shares set forth in the Right of First Offer Notice. The “Tag-Along Percentage” shall be determined by dividing (i) the number of Common Shares then owned by the Non-Selling Party (directly or indirectly) by (ii) the total number of Common Shares on a Fully Diluted Basis owned (directly or indirectly) by the Selling Party and the Non-Selling Parties.
(b) The Non-Selling Parties shall effect their participation in the sale as provided for under Section 2.8(a) by promptly delivering to the Selling Party for Transfer to the Direct Competitor one or more share certificates, properly endorsed for Transfer, which represent the number of Common Shares determined pursuant to Section 2.8(a) against payment in cash or immediately available funds for the purchase price of such Common Shares, subject to any Governmental Requirement. The aggregate number of Common Shares being sold by the Selling Party and the Non-Selling Party shall equal the number of Right of First Offer Shares to be sold to the Direct Competitor.
(c) If any Direct Competitor shall object to the Transfer by the Non-Selling Parties of their Common Shares pursuant to this Section 2.8, the Selling Party shall not Transfer to such Direct Competitor any Right of First Offer Shares unless and until, simultaneously with such Transfer, the Selling Party shall have purchased from the Non-Selling Parties for the same consideration and on the same terms and conditions as the proposed Transfer set forth in the summary of the terms of the sale to such Direct Competitor such number of Common Shares that the Non-Selling Parties would have been able to Transfer to such Direct Competitor in accordance with Section 2.8(b) but for such Direct Competitor’s objection.
ARTICLE III.
CORPORATE GOVERNANCE
Section 3.1 Directors.
(a) For so long as OEP owns at least 10% of the issued and outstanding Common Shares on a Fully Diluted Basis at the time of determination, each of OEP and the Executive Shareholders shall cause the Board of Directors to be comprised of seven (7) persons as follows: (A) Mr. Yang as the chairman of the Board of Directors, (B) one (1) person nominated by Mr. Yang who shall be reasonably acceptable to OEP, (C) one (1) person nominated by OEP who shall be reasonably acceptable to Mr. Yang (the “OEP Director”) , and (D) four (4) Independent Directors nominated by OEP and reasonably acceptable to Mr. Yang.

(b) Notwithstanding Section 3.1(a), at the option of OEP (“Deferral Option”) and until otherwise notified (“Termination Notice”) by OEP to the Executive Shareholders, the Board of Directors may be comprised of less than seven (7) directors, but in all cases shall include at least one OEP Director. Upon delivery by OEP of the Termination Notice to the Executive Shareholders, each of OEP and the Executive Shareholders shall cause the Board of Directors to be constituted in accordance with Section 3.1(a). Upon exercise of the Deferral Option and for so long as OEP owns at least 10% of the issued and outstanding Common Shares on a Fully Diluted Basis at the time of dermination, the provisions set forth in Annex A shall apply.
Section 3.2 Right to Remove Directors.
(a) OEP may request that any OEP Director or Independent Director be removed (with or without cause) by written notice to the Executive Shareholders, and, in any such event, each of OEP and the Executive Shareholders shall cause the removal of such person as a director.
(b) Mr. Yang may request that any Yang Director nominated by him be removed (with or without cause) by written notice to OEP and the other Executive Shareholders, and, in any such event, each of OEP and the Executive Shareholders shall cause the removal of such person as a director.
(c) In the event any person ceases to be a director, such person shall also cease to be a member of any committee of the Board of Directors.
Section 3.3 Right to Fill Certain Vacancies in the Company’s Board of Directors. In the event any member of the Board of Directors resigns or is removed in accordance with Section 3.2, the shareholder that appointed such member shall have the right to appoint such member’s successor or replacement, and such successor or replacement member shall be nominated and elected on or as soon as practicable after the date of such resignation or removal. If the directorship of the OEP Director terminates for any reason, the Board of Directors shall not transact any business that requires the affirmative vote of an OEP Director until and unless (a) OEP shall have nominated a successor or replacement OEP Director and each of the Executive Shareholders has caused such successor or replacement OEP Director to be appointed as a member of the Board of Directors, or (b) if OEP shall have failed to nominate a successor or replacement OEP Director within thirty (30) days after such termination, a successor or replacement OEP Director shall have been nominated by the Executive Shareholders and shall have been accepted by OEP.
Section 3.4 Directors of Subsidiaries. Each of OEP and the Executive Shareholders shall cause the Company to ensure that the board of directors of any Subsidiary of the Company is constituted with members (which may include an OEP Director) who have been approved by OEP.
Section 3.5 Committees.
(a) The Board of Directors may, at its sole and absolute discretion, establish the Remuneration Committee. The Remuneration Committee shall be comprised of three (3) members of the Board of Directors, one of which shall be an OEP Director, one of which shall be a Yang Director, and one of which shall be an Independent Director agreed to by the Yang Director and the OEP Director. Each of OEP and the Executive Shareholders shall cause the Board of Directors to establish such other committees of the Board of Directors as OEP may reasonably request and constituted with members (which may include an OEP Director) who have been approved by OEP.

(b) Each of OEP and the Executive Shareholders shall cause the Company to ensure that a board of directors of any Subsidiary of the Company establishes such committees of such board of directors as OEP may reasonably request and is constituted with members (which may include an OEP Director) who have been approved by OEP.
Section 3.6 Amendment of Articles of Incorporation and By-laws. Each Executive Shareholder agrees that it, he or she shall not consent in writing or vote or cause to be voted any Equity Securities entitled to vote at any meeting of shareholders of the Company now or hereafter owned or controlled by it, him or her, or take any other action, in favor of any amendment, repeal, modification, alteration or rescission of, or the adoption of any provision in the Company’s Articles of Incorporation or By-laws inconsistent with this Agreement.
ARTICLE IV.
STANDSTILL AND NON-DISCLOSURE
Until the Latest Closing Date, without the prior written consent of OEP, each of the Executive Shareholders agrees that it shall not, nor shall such Executive Shareholder permit any of its Affiliates to, nor shall such Executive Shareholder agree, or advise, assist, encourage, provide information or provide financing to others, or permit its Affiliates to agree, or to advise, assist, encourage, provide information or provide financing to others, to, individually or collectively, directly or indirectly:
(a) acquire or offer to acquire or agree to acquire from any Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a partnership, limited partnership or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any Equity Securities;
(b) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), become a “participant” in any “election contest” (as such terms are defined in Rule 14a-11 promulgated under the Exchange Act) or initiate, propose or otherwise solicit shareholders of the Company for the approval of any shareholder proposals, in each case with respect to the Company;
(c) form, join, in any way participate in, or encourage the formation of, a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company (other than pursuant to this Agreement); or
(d) deposit any securities of the Company into a voting trust, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities, or other agreement or arrangement having similar effect.

ARTICLE V.
MANAGEMENT INCENTIVE PLAN
The Remuneration Committee shall establish the Incentive Plan which shall provide for the award of Common Shares to management upon the Performance Milestones for each of the 2010, 2011, 2012 and 2013 fiscal years. Satisfaction of the Performance Milestones for 2010 shall permit the issuance of 429,514 Common Shares, which is equal to 1% of the Common Shares of the Company on a Fully Diluted Basis as of the date of this Agreement. Satisfaction of the Performance Milestones for 2011 shall permit the issuance of 859,027 Common Shares, which is equal to 2% of the Common Shares of the Company on a Fully Diluted Basis as of the date of this Agreement. Satisfaction of the Performance Milestones for 2012 shall permit the issuance of 859,027 Common Shares, which is equal to 2% of the Common Shares of the Company on a Fully Diluted Basis as of the date of this Agreement. Satisfaction of the Performance Milestones for 2013 shall permit the issuance of 1,288,542 Common Shares, which is equal to 3% of the Common Shares of the Company on a Fully Diluted Basis as of the date of this Agreement. The Remuneration Committee shall grant Mr. Yang the power to reallocate the Common Shares awarded pursuant to this Article V among the management, to the extent such reallocation is reasonable. The issuance of any Common Shares pursuant to this Article V shall be subject to the requirements of Section 4.9(d) of the SSA. The Board of Directors may accelerate the issuance of the management incentive shares set forth above once OEP holds less than 10% of the issued and outstanding Common Stock on a Fully Diluted Basis at the time of determination.
ARTICLE VI.
NON-COMPETITION
Section 6.1 Non-competition. For so long as OEP owns at least 10% of the issued and outstanding Common Shares on a Fully Diluted Basis at the time of determination, each Executive Shareholder undertakes to OEP that he or she will not, and will ensure that any other Person that he directly or indirectly controls or holds equity interests in (other than a member of the CMC Group) shall not, without the prior written consent of OEP:
(a) enter, directly or indirectly, into any business that competes directly or indirectly with the business of the Company or any other member of the CMC Group (except for passive ownership of securities representing two percent (2%) or less of any entity that competes directly or indirectly with the Company or any member of the CMC Group);
(b) solicit for himself or any entity other than a member of the CMC Group the business or a customer or client of a member of the CMC Group, or
(c) persuade, solicit or encourage any employee or consultant of a member of the CMC Group to leave the employ of such entity or terminate any consulting arrangement with such entity.
Section 6.2 Each and every obligation under Section 6.1 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts which are unenforceable shall be deemed not to form part of Section 6.1 and the enforceability of the remainder parts of Section 6.1 shall not be affected.

Section 6.3 The Parties agree that the restrictive covenants contained in Section 6.1 are reasonable and necessary for the protection of the Company, the other members of the CMC Group and OEP, and further agree that the said covenants are not excessive or unduly onerous upon the Executive Shareholders. However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Company, the other members of the CMC Group or OEP, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modification as may be necessary to make it valid and effective.
ARTICLE VII.
COMPLIANCE
Section 7.1 Compliance.
(a) The Executive Shareholders shall not, and shall cause none of the members of the CMC Group (including any director, officer, agent, employee or other person acting on behalf of any member of the CMC Group) to make any unlawful contribution, gift, entertainment or other unlawful payment relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violate any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar law, or make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
(b) The Executive Shareholders shall cause the Company to conduct its business strictly in accordance with: (i) all applicable laws, including without limitation laws governing the import, distribution, promotion, marketing and manufacturing of vaccines and pharmaceutical products in the PRC, (ii) pharmaceutical industry standards, including the International Federation of Pharmaceutical Manufacturers Code of Pharmaceutical Marketing Practices, and (iii) pharmaceutical company operating standards to which the Company is contractually bound.
(c) Compliance Programs. On or prior to the date that is six (6) months after the Closing, the Executive Shareholders shall cause each member of the CMC Group to have, to the satisfaction of the OEP and at the sole expense of the Company, established and implemented oversight and compliance programs acceptable to OEP and in accordance with all applicable laws with respect to:
(i) compliance with anti-corruption and anti-bribery laws (including without limitation FCPA compliance);
(ii) transfer-pricing arrangements related to transactions among the CMC Group;
(iii) the adoption of accounting controls and procedures sufficient to comply with applicable law (including the Securities Act, the Exchange Act and applicable NASD and Nasdaq rules);
(iv) an insider trading policy and document retention policy

(v) the adoption of charters for all committees of the Board of Directors; and
(vi) the adoption of any other policy or procedure reasonably requested by OEP.
ARTICLE VIII.
MISCELLANEOUS
Section 8.1 Termination.
(a) This Agreement may be terminated in whole or in part by OEP or any Executive Shareholders by written notice to the other parties hereto as follows:
(i) By OEP, as to its obligations hereunder, if the Closing has not been consummated on or before Latest Closing Date, provided however, no breach by OEP of any of its obligations under the Transaction Documents shall have caused the failure of the Closing to be consummated by the Latest Closing Date.
(ii) By an Executive Shareholder, as to its obligations hereunder, if the Closing has not been consummated on or before Latest Closing Date, provided however, no breach by an Executive Shareholder or the Company of any of their obligations under the Transaction Documents shall have caused the failure of the Closing to be consummated by the Latest Closing Date.
(iii) By OEP, as to its obligations hereunder, if any Executive Shareholder or the Company shall have breached any of its obligations under any of the Transaction Documents.
(iv) By the Executive Shareholders, as to its obligations hereunder, if OEP shall have breached any of its obligations under any of the Transaction Documents.
(b) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement, the breaching party shall remain liable to the non-breaching parties for any breach of this Agreement prior to the time of such termination, and the non-breaching parties may seek such remedies, including damages and fees of attorneys, against the breaching parties with respect to any such breach as are provided in this Agreement or the other Transaction Documents or as are otherwise available at law or in equity.
(c) A party’s rights under this Agreement shall terminate in the event such party breaches this Agreement or any of the other Transaction Documents and fails to cure such breach (if capable of being cured) within thirty (30) days of notice of such breach.
Section 8.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:

if to the Executive Shareholders, at:	if to OEP, at:

c/o China Medicine Corporation	OEP CHME Holdings, LLP
Guangri Tower, Suite 702	c/o One Equity Partners
No. 8 Siyou South 1st Street	Chater House, 20F, 8 Connaught Road Central
Yuexiu District	Fax: +852 2167 8517
Guangzhou, China 510600	Attention: Ryan Shih
Fax: +86 20 8737 9184	Email: ryan.jh.shih@oneequity.com

with a copy to:	with a copy to:

Pryor Cashman LLP	One Equity Partners
7 Times Square	320 Park Avenue
New York, NY 10036-6569	18th Floor
Fax: (212) 798-6366	New York, NY 10022
Attention: Elizabeth Fei Chen, Esq.	Fax: (212) 277-1572
Email: echen@pryorcashman.com	Attention: Bradley J. Coppens
Email: bradley.j.coppens@oneequity.com

and to:

Orrick, Herrington & Sutcliffe
43rd Floor Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong
Fax: +852 2218 9200
Attention: Mark J. Lee, Esq.
Email: mjlee@orrick.com
or to such other address or to such other Person as either party hereto shall have last designated by notice to the other party.
All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided that a copy is also sent by registered or certified mail, return receipt requested.
Section 8.3 Consent to Appointment. For the purposes of this Agreement, Ms. Liu and Mr. Liu, without any further action on the part of such Executive Shareholder, shall be deemed to have consented to the appointment of Mr. Yang as the representative and attorney-in-fact for and on behalf of such Executive Shareholder for all matters arising out of or relating to this Agreement and the transactions contemplated hereby. Mr. Yang shall have the exclusive power and authority to take any and all actions and make any decisions after the date hereof pursuant to, arising out of or related to this Agreement or any other agreement relating to this Agreement on behalf of Mr. Liu and Ms. Liu. Mr. Yang has unlimited authority and power to act on behalf of Ms. Liu and Mr. Liu with respect to this Agreement and any other agreement relating to this Agreement and the disposition, settlement or other handling of all claims, rights or obligations arising from and taken pursuant to this Agreement or any other agreement relating to this Agreement, including the receipt of any payments to be paid to any or all of the Executive Shareholders. Ms. Liu and Mr. Liu shall be bound by all actions taken by Mr. Yang representing such Executive Shareholder in connection with this Agreement or any other agreement relating to this Agreement, and OEP shall be entitled to rely on any action or decision of Mr. Yang with respect to Ms. Liu and Mr. Liu.

Section 8.4 Amendments; Waivers. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof.
Section 8.5 Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that neither party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those expressly set forth in this Agreement and in the certificates delivered pursuant to this Agreement and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. The parties agree that this is an arm’s length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. The parties have participated jointly in the negotiating and drafting of this Agreement
Section 8.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
Section 8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. OEP may assign any or all of its rights under this Agreement to any Person to whom OEP assigns or transfers any of its direct or indirect interest in any Equity Securities, provided such transferee agrees in writing to be bound, with respect to the transferred direct or indirect interest in such Equity Securities, by the provisions hereof that apply to OEP or the Executive Shareholders.
Section 8.8 Joint and Several Liability. Each of the Executive Shareholders shall be jointly and severally liable for the obligations of the Executive Shareholders under this Agreement.
Section 8.9 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 8.10 Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.
Section 8.11 Consent to Jurisdiction
(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 8.12 Waiver of Punitive and Other Damages and Jury Trial.
(a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.
Section 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
Section 8.14 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
Section 8.15 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever OEP exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then OEP may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
Section 8.16 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each party hereof will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
Section 8.17 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated by any of the Transaction Documents.
Section 8.18 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has duly executed this Shareholders Agreement as of the date first indicated above.
Mr. Yang Senshan

/s/ Yang Senshan

IN WITNESS WHEREOF, the undersigned has duly executed this Shareholders Agreement as of the date first indicated above.
Ms. Liu Minhua

/s/ Liu Minhua

IN WITNESS WHEREOF, the undersigned has duly executed this Shareholders Agreement as of the date first indicated above.
Mr. Liu Junhua

/s/ Liu Junhua

IN WITNESS WHEREOF, the undersigned has caused this Shareholders Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OEP CHME HOLDINGS, LLC
By:	One Equity Partners III, L.P., its Manager

By:	OEP General Partner III, L.P., its General Partner

By:	OEP Holding Corporation, its General Partner

By:	/s/ Bradley J. Coppens
	Name:	Bradley J Coppens
	Title:	Vice President

Annex A
INFORMATION RIGHTS
For so long as OEP owns at least 10% of the issued and outstanding Common Shares on a Fully Diluted Basis, each of the Executive Shareholders shall cause the Company to deliver to OEP the information set forth below in English and in form and substance acceptable to OEP:
(a) within ninety (90) days after the end of each fiscal year of the Company, a consolidated income statement and statement of cash flows for such fiscal year and a consolidated balance sheet as of the end of such fiscal year, each audited and certified by an accounting firm acceptable to OEP, all prepared in accordance with GAAP, and a management report with respect to such fiscal year;
(b) within forty-five (45) days after the end of each fiscal quarter of the Company, a consolidated unaudited income statement and statement cash flows for such fiscal quarter and a consolidated unaudited balance sheet as of the end of such fiscal quarter all prepared in accordance with GAAP, and a management report with respect to such fiscal quarter;
(c) within thirty (30) days after the end of each calendar month, a consolidated unaudited income statement and statement of cash flows for such month and a consolidated balance sheet as of the end of such month all prepared in accordance with GAAP, and a management report with respect to such month, and within twenty (20) days after the end of each calendar month, bank statements of all bank accounts as of the end of such month;
(d) no later than 30 days prior to the end of each fiscal year of the Company, an annual updated consolidated long-range business and strategic budget and plan, which shall include capital expenditures, cash flow and other financial projections (setting forth in detail the assumptions therefor) for the Company and its Subsidiaries for the immediately following fiscal year of the Company, in each case approved by the Company’s Board of Directors;
(e) promptly upon becoming available, copies of all reports (including drafts) prepared for or delivered to the management of the Company by its outside accountants in connection with each annual, interim or special audit of the Company’s financial statements;
(f) promptly following their filing, copies of any periodic reports, current reports on Form 8-K (or any successor form), registration statements and prospectuses filed by the Company or any of its Subsidiaries with the Commission;
(g) contemporaneous with the delivery of any information to any Governmental Authority, such information;
(h) contemporaneous with the delivery of any information to any lenders or sources of financing, such information; and
(i) as promptly as practicable, such other information (including information regarding the assets and properties and operations, business affairs and financial condition of the Company) as OEP may reasonably request.

ACCESS
For so long as OEP owns at least 10% of the issued and outstanding Common Shares on a Fully Diluted Basis, the Executive Shareholders shall cause the Company and its Subsidiaries to afford to OEP and its employees and other authorized representatives of OEP (the “Representatives”), during normal business hours, access, upon reasonable advance notice, to all of the books, records and properties of the Company or its Subsidiaries, as applicable, and to make copies of such records. Each of the Executive Shareholders shall also cause the Company and its Subsidiaries to cause employees, members of management and advisors to the Company and its Subsidiaries to provide, as requested by OEP or its Representatives, any and all information relating to the Company, its Subsidiaries and their respective operations. Each of the Executive Shareholders shall cause the Company and its Subsidiaries to instruct its accounting firm and auditor to discuss such aspects of the financial condition of the Company or its Subsidiaries, as applicable, with OEP and the Representatives as they may reasonably request, and to consent to OEP and the Representatives inspecting, copying and making extracts from such financial statements, analyses, work papers and other documents and information (including electronically stored documents and information) prepared with respect to the Company or its Subsidiaries, as applicable, as OEP or its Representatives may reasonably request, subject only to OEP executing access in form and substance satisfactory to such accounting firm or auditor (in their sole discretion). All cost and expenses incurred by OEP and the Representatives in connection with exercising the right of access set forth in this paragraph shall be borne by OEP, and all out-of-pocket costs and expenses incurred by the Company or its Subsidiaries, or their employees, members of management or advisors (including accounting firms and auditors), as applicable, in complying with any requests by OEP and the Representatives in connection with exercising such access rights shall be borne by the Company.
CONSENT OF OEP
For so long as OEP owns at least 10% of the issued and outstanding Common Shares on a Fully Diluted Basis, in addition to any vote required by the Articles of Incorporation or By-laws of the Company, or by applicable law, so long as the Board of Directors includes at least one OEP Director, each of the Executive Shareholders agrees to cause the matters set forth below to be carried out only after the approval of the Board of Directors, which approval must include the affirmative vote of at least one OEP Director:
(a) the merger, amalgamation or consolidation of the Company or any Subsidiary with any Person or any transaction in which the members of the CMC Group immediately before such transaction together with their Affiliates do not own or control at least a majority of the voting power of the surviving entity immediately after such transaction or the sale, lease, exchange, transfer, contribution, mortgage, pledge, encumbrance or other disposition of all or substantially all of the assets of the Company or any other member of the CMC Group (whether in an individual transaction or a series of related transactions);
(b) the purchase or other acquisition by any member of the CMC Group (whether individually or in combination with the Company or any other member of the CMC Group) of all or substantially all of the assets of another Person, or the making of any joint venture or partnership arrangement, or the formation of any subsidiary, or any voluntary dissolution, winding-up, liquidation of the Company or any other member of the CMC Group, or any increase, reduction, alteration or re-classification of the authorized share capital of the Company or any other member of the CMC Group;

(c) any sale, mortgage, pledge, lease, transfer or other disposition of any assets of the Company or any other member of the CMC Group (i) if such sale, mortgage, pledge, lease, transfer or other disposition is outside the ordinary course of business of the Company or any other member of the CMC Group, or (ii) if the total value of such assets, when combined with the total value of assets otherwise sold, mortgaged, pledged, leased, transferred or otherwise disposed of during the immediately preceding 12 months exceeds US$500,000;
(d) the authorization, creation, sale or issuance of any Equity Securities by the Company or any other Group Company;
(e) the repurchase or redemption of any Equity Securities;
(f) the declaration or payment of any dividends;
(g) the adoption or termination of, or material amendment to the terms (including the number of options reserved for issuance, the vesting period and exercise price of options) of any stock option, share purchase, share bonus or other equity incentive plans, agreements or arrangements of any member of the CMC Group, and the approval of grants of any options thereunder;
(h) the engaging in, entrance into or amendment of any of the material terms of any agreement or transaction between any member of the CMC Group, on the one hand, and any shareholder, member, director or employee of any member of the CMC Group, or any immediate family member of any Executive Shareholder, or any Affiliate of the foregoing, on the other hand, including the incurrence of any indebtedness for borrowed money, other than (a) transactions between members of the CMC Group that are made in the ordinary course of business on arms-length terms and do not otherwise adversely affect the rights or interests of OEP and (b) payments made to employees or directors of the CMC Group in connection with their employment with, or service as a director of, such member of the CMC Group;
(i) make, or permit any Subsidiary to make, any loan or advance to, or own any share or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;
(j) make, or permit any Subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any Subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors, which approval must include the affirmative vote of at least one OEP Director;
(k) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any Subsidiary arising in the ordinary course of business;
(l) incur any aggregate indebtedness in excess of $500,000 that is not already included in a budget approved by the Board of Directors, which approval must include the affirmative vote of at least one OEP Director, other than trade credit incurred in the ordinary course of business;

(m) incur any capital expenditure in excess of US$500,000 in aggregate over any twelve-month period unless such expenditure or other purchase is made pursuant to a capital expenditure plan approved by the Board of Directors, which approval must include the affirmative vote of at least one OEP Director;
(n) any increase or decrease in the authorized size of the Board of Directors or the board of directors of any member of the CMC Group or any committee thereof;
(o) any material change in accounting principles of the Company or any member of the CMC Group, except as required by applicable law, or the appointment or change of the auditors of the Company or any member of the CMC Group;
(p) the entry, termination or material amendment of distribution agreement that could reasonably be expected to generate more than US$1 million in gross profits during any annual period or any promotion or marketing agreement that could reasonably be expected to generate more than US$1 million in gross profits during any annual period;
(q) enter into or be a party to any transaction with any director or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement or the SSA, transactions resulting in payments to or by the Company in an aggregate amount less than $100,000 per year, or transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors, which approval must include the affirmative vote of at least one OEP Director;
(r) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;
(s) change the principal business of the Company, enter new lines of business, or exit the current line of business;
(t) sell, assign, license, pledge, or encumber material technology or Intellectual Property, other than licenses granted in the ordinary course of business;
(u) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $100,000;
(v) authorize the payment of fees or reimbursement of expenses to any agent, consultant or advisor in excess of US$50,000 (whether in a single occurrence or a series of related occurrences) or enter into any agreement with an agent, consultant or advisor for the provision of services; or
(w) authorize the release or disbursement of funds held by the Escrow Agent.

MEETINGS OF THE BOARD OF DIRECTORS
For so long as OEP owns at least 10% of the issued and outstanding Common Shares on a Fully Diluted Basis, each of the Executive Shareholders shall cause meetings of the Board of Directors and the board of directors of each other member of the CMC Group (i) to take place at least once every three (3) months, (ii) to be held at a location approved by an OEP Director or telephonically, and (iii) to be presided over by the chairman of the board of directors. OEP shall have the right to request that all meetings of the board of directors of each member of the CMC Group take place contemporaneously in one location.
(a) Each of the Executive Shareholders shall cause the presence of a simple majority of all members of the board of directors then in office to constitute a quorum of such board of directors, provided that if a OEP Director is a member of such board of directors, then the attendance by such OEP Director shall be required to constitute a quorum of such board of directors.
(b) Each of the Executive Shareholders shall cause any action required or permitted to be taken by a board of directors to be to be permitted to be taken without a meeting if all members of the board of directors consent in writing to the adoption of a resolution authorizing the action. Each of the Executive Shareholders shall cause the resolution and the written consents thereto by the members of the board of directors to be filed with the minutes of proceedings of such board of directors.
(c) Each of the Executive Shareholders shall cause the Company and each other member of the CMC Group to provide for the meetings and actions of its board of directors, and shall take other actions with respect thereto, as follows:
(i) Written notice of each meeting of its board of directors, together with (i) a written agenda for such meeting and (ii) such information and materials (including the text of proposed resolutions) as are reasonably necessary to allow each member of the its board of directors to prepare adequately for such meeting shall be delivered to each member of its board of directors not less than one (1) week before each regularly scheduled meeting and not less than three (3) Business Days before any special meeting of its board of directors convened to consider urgent matters requiring resolution before the next regularly scheduled meeting of its board of directors. Any notice in respect of any such special meeting shall be issued only after reasonable consultation with all members of its board of directors in order to accommodate their schedules as far as possible. A member of its board of directors may waive in writing his or her right to any notice of meeting.
(ii) In the case of any meeting of its board of directors, matters addressed at such meetings shall consist only of those matters provided for in the written agenda therefor unless all members of its board of directors are present at such meeting and vote in favor of such resolution.
(iii) All notices, agenda, materials (including materials submitted or otherwise circulated at meetings of its board of directors) and minutes of meetings of its board of directors shall be in English.
(iv) The CMC Group shall reimburse members of the board of directors for their reasonable costs of attendance at meetings of its board of directors.

INSURANCE
Each of the Executive Shareholders shall cause the Company and each member of the CMC Group to (a) maintain adequate directors’ and officers’ liability insurance covering any person who is or becomes a director or officer (an “Indemnified Person”) of such member of the CMC Group and (b) indemnify any Indemnified Person against all losses, claims, damages, liabilities, costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnified Person) in connection with any actual or threatened proceeding or investigation arising from such Indemnified Person’s service as a director or officer of any member of the CMC Group.
MIGRATION
Each of the Executive Shareholders shall use their best efforts to cause the Company to qualify for and list the Common Shares on a national exchange such as Nasdaq Global Select Market or the New York Stock Exchange within twelve (12) months of the Closing (“Migration”).
SALE RIGHT
If Migration has not occurred on a timely basis or prior to the second (2nd) anniversary of the Closing, and if OEP receive bona fide offer to acquire at least fifty percent (50%) of any Subsidiary’s issued and outstanding equity securities or assets or at least fifty percent (50%) of the Company’s assets, in either case, whether structured as a merger, consolidation, share exchange, asset purchase or otherwise (a “Company Sale”), if a notice of intent to effect the Company Sale is delivered to each Executive Shareholders by OEP then the Executive Shareholders hereby agree to promptly vote their Equity Securities and take all other requisite or desirable actions to approve, participate in and cooperate to effect, and shall promptly cause the Company and the Board of Directors to approve and effect, the Company Sale.

Annex B
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